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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), effective as of the 1st day of October, 2003 (the "Effective Date"), by and among Hypercom Corporation, a Delaware corporation ("Parent"), Golden Eagle Leasing, Inc., an Arizona corporation ("Seller"), and Northern Leasing Systems Inc., a New York corporation ("Purchaser").

                               W I T N E S S E T H

         WHEREAS, Seller is a wholly-owned subsidiary of Parent;

         WHEREAS, Seller is engaged in the business of providing equipment lease financing of point-of-sale equipment, devices, terminals and other general equipment (the "Business");

         WHEREAS, Seller wishes to sell and transfer to Purchaser substantially all of the assets, properties and business of the Business, pursuant to and in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Purchaser wishes to acquire the assets, properties and business of the Business, and to assume only certain liabilities of Seller relating to the Business, pursuant to and in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                           SALE AND PURCHASE OF ASSETS

         1.1 PURCHASED ASSETS. Subject to the terms, conditions and exclusions set forth in this Agreement, Seller will sell to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of the assets, properties, rights and business of the Business owned by Seller of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller (collectively, the "Purchased Assets"), as the same shall exist on the Effective Date, including, without limitation, the following:

            (a) all of Seller's accounts, rights to receive payments and other forms of receivables, whether by installments, deferred payments, rental payments or otherwise, as described in SCHEDULE 1.1(A) attached hereto and made a part hereof (the "Accounts");

            (b) with respect to any Account, any and all notes, loan agreements, installment sale contracts, financing leases, capital leases, operating leases, leveraged leases, chattel paper, deeds of trust, mortgages, instruments, guaranties, security agreements, representations and warranties, recourse agreements, letters of credit, certificates of title, financing statements, opinion letters, and other documents evidencing such Account, or executed or delivered in connection with such Account (collectively, the "Account Documents");
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            (c) Seller's interest in or to the collateral described in an
Account Document or which otherwise secures the payment or performance of an Account, including all proceeds thereof (the "Collateral");

            (d) (i) all rentals, installments and other payments due or to become due under the Accounts and the Account Documents, including, without limitation, all amounts payable by the person obligated to make payment on an Account (the "Account Debtor") upon any extension of the term of the Account or upon the exercise of any renewal or purchase option and all rights to the proceeds of insurance covering the Collateral, (ii) all of the rights and remedies of Seller under the Accounts and all Account Documents, including the right to take in Seller's name any and all proceedings, legal, equitable or otherwise that Seller could otherwise take save for this Agreement, and (iii) all proceeds of the sale or other disposition of the Accounts and/or the Collateral;

            (e) all equipment leases which were charged off, and any related equipment, rental payments, documents and other rights and interests, as reflected on the books and records of Seller;

            (f) all United States and foreign patents, patent applications, licenses, trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, labels, slogans, domain names, logos, claim of copyrights, copyrights, drawings, and designs and any applications therefore, and any other proprietary rights, including, without limitation, know-how, processes, procedures, trade secrets, and other proprietary information owned by or licensed to Seller relating to the Business, and all of the goodwill associated with the foregoing (collectively, the "Intellectual Property Rights"), including all right, title and interest in and to the name "Golden Eagle Leasing";

            (g) all furniture, fixtures, equipment or other property held for lease or sale by Seller, whether purchased by Seller in anticipation of leasing or other financings, received by Seller in full or partial satisfaction of loans or other financings, or returned to Seller upon termination of a lease (collectively, the "Inventory"), as such Inventory exists on the Effective Date;

            (h) all business records, books, ledgers, files, computer models, studies, reports, computer software (object code, and, to the extent transferable, source code), data and the like in the possession of or used by Seller relating to the Business, including, without limitation, customer files, correspondence with customers and account histories, sales and promotional literature or material, records relating to the employees of the Business, consultants and contractors, credit information, and training and other manuals (collectively, the "Books and Records");

            (i) all furniture, fixtures, equipment, vehicles, and other items of tangible personal property owned by Seller for the benefit of the Business, including, without limitation, such items as are specified in SCHEDULE 1.1(I) attached hereto and made a part hereof (collectively, the "Equipment");

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            (j) to the extent transferable, the bank accounts and lockbox arrangements primarily relating to the Business, including, without limitation, those bank accounts and lockbox arrangements specified in SCHEDULE 1.1(J) attached hereto and made a part hereof;

            (k) subject to Section 3.3 hereof, all of Seller's rights and interests under all personal property leases, other than the Accounts (collectively, "Personal Property Leases") and all contracts, other than the Accounts, including but not limited to all vendor agreements, specified in
SCHEDULE 1.1(K) attached hereto and made a part hereof (collectively, the "Contracts");

            (l) all of Seller's rights, title and interest related to any securitization or structured financing listed on SCHEDULE 1.1(L), including pursuant to any servicing or other agreement related thereto or in connection with any special purpose limited partnerships, limited liability companies, owner trusts, grantor trusts or other special purpose entities ("SPEs") related thereto;

            (m) all rights and interests of Seller in and to certain real property leases specified in SCHEDULE 1.1(M) attached hereto and made a part hereof (the "Real Property Leases");

            (n) subject to Section 3.3 hereof, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and other similar rights or governmental authorizations and approvals (federal, state and local) relating to the Business, as such items are specified in SCHEDULE 4.1.7(A) attached hereto and made a part hereof (collectively, the "Licenses and Permits");

            (o) all prepaid items and deferred items or credits and deposits relating to the Business;

            (p) all personnel records (including, without limitation, all personnel, human resources and other records) of Seller relating to the Transferred Employees (as hereinafter defined); and

            (q) cash and cash equivalents of Seller in an amount equal to Seller's cash from operations net of expenses paid from and including the Effective Date through the Closing Date.

         1.2 EXCLUDED ASSETS. The Purchased Assets transferred, conveyed, set over, assigned and delivered to Purchaser shall exclude the following assets (the "Excluded Assets"):

            (a) the balance of cash and cash equivalents of Seller through and including the day immediately prior to the Effective Date, as set forth on Seller's unaudited balance sheet as of the close of business on such date (the "Effective Date Cash");

            (b) any net operating loss or tax credit that inures directly to the benefit of Seller from the operation of the Business prior to the Effective Date;

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            (c) the corporate minute books and stock registers of Seller;

            (d) the income tax records covering transactions of Seller occurring prior to the Effective Date;

            (e) except for Seller's right, title and interest in and to the Real Property Leases, all rights, title and interests of Seller in and to any real property and improvements owned by Seller; and

            (f) the personnel records (including, without limitation, all human resources and other records) of Seller relating to all employees of Seller other than Transferred Employees.

                                   ARTICLE 2.
                             PURCHASE PRICE; ESCROW

         2.1 PURCHASE PRICE. Purchaser shall pay to Seller the sum of Thirty Million Dollars ($30,000,000) (the "Purchase Price"), including the $200,000 deposited by Purchaser with Seller as part of the Purchase Price in September 2003, in full consideration for the Purchased Assets.

         2.2 PAYMENT OF THE PURCHASE PRICE. At the Closing, Purchaser shall pay $29,800,000 to Seller by wire transfer in immediately available funds and remit all Effective Date Cash to Parent.

         2.3 RESERVED.

         2.4 TRANSACTION COSTS. Except as otherwise provided in this Section 2.4, Seller shall be responsible for all sales and similar taxes assessed or payable in connection with the transfer of the Purchased Assets to Purchaser. All real estate transfer, recording and similar taxes shall be shared equally by Purchaser and Seller.

                                   ARTICLE 3.
             ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY PURCHASER

         3.1 ASSUMED LIABILITIES. Except as otherwise provided for herein, Purchaser, in addition to the consideration to be paid pursuant to Section 2 hereof, shall assume at the Closing and shall subsequently pay, honor and discharge when due and payable in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments, the following liabilities (collectively, the "Assumed Liabilities"):

            (a) all liabilities and obligations of Seller at the Effective Date pursuant to the Account Documents with respect to the Collateral, Personal Property Leases, Real Property Leases, Contracts, and Licenses and Permits;

            (b) all liabilities and obligations of Seller related to any securitization or structured financing listed on SCHEDULE 1.1(L), pursuant to any servicing or other agreements related thereto or in connection with any special purpose vehicles related thereto;

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            (c) all liabilities and obligations to pay over to the applicable taxing authority any state or local personal property taxes or sales taxes collected from lessees of Seller and held for payment to the applicable taxing authority; and

            (d) all liabilities and obligations arising out of or resulting from the conduct of the Business as set forth in the financial statements for the period ended September 30, 2003 and all liabilities and obligations related to Seller's conduct of the Business on behalf of Purchaser from the Effective Date to and including the Closing Date, except Excluded Liabilities (as defined in Section 3.2 hereof). Notwithstanding the foregoing, Parent has agreed to reimburse Seller for fifty percent (50%) of the trade payables as of the Effective Date, such amount not to exceed $25,000.

         3.2 EXCLUDED LIABILITIES. Except as set forth in Section 3.1, Purchaser shall not assume, pay, or in any way be liable or responsible for any of the following debts, liabilities or obligations (collectively, the "Excluded Liabilities"):

            (a) any liability or obligation of Seller under this Agreement or on account of any of the transactions contemplated hereby, including, without limitation, any liability or obligation of Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Seller;

            (b) except as otherwise provided in Section 3.1(a) hereof or in
Section 6.1 hereof, any wages, salary, severance, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and in effect ("ERISA") or otherwise, relating to the employees of the Business or other amounts due to any employees or former employees of the Business which accrue on or prior to the Effective Date;

            (c) any liabilities which would arise as either a result of a breach of any of Seller's representations and warranties hereunder, or a breach of any of Seller's covenants or agreements hereunder;

            (d) any liabilities and obligations of Seller for any Taxes (as defined in Section 4.1.8(a)(i) hereof) with respect to the operations of the Business on or prior to the Effective Date;

            (e) any liabilities or obligations of Seller relating to the matters listed in SCHEDULE 4.1.6 attached hereto and made a part hereof;

            (f) except as otherwise provided in Section 2.4 hereof, any tax (including, without limitation, any federal, state or local income, franchise, sales, transfer, recording, documentary or other tax) imposed upon or incurred by Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby;

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            (g) any liability or obligation of Seller relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Business by Seller on or prior to the Effective Date, arising out of the following:

                (i) any accident or occurrence occurring on or prior to the Effective Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business by Seller, or

                (ii) any breach of contract, workers' compensation claim or violation of any law or final order of any federal, state, judicial, quasi-judicial or governmental body;

            (h) any violation, liability, penalty, cost, damage, fine, order, judgment or obligation under any environmental laws, to the extent they arise out of acts or omissions occurring on or prior to the Effective Date;

            (i) any liabilities relating to the ownership of any real property of Seller to the extent such liabilities arise out of Seller's ownership of such real property prior to the Effective Date;

            (j) any indebtedness for borrowed money that is not an Assumed Liability;

            (k) any liabilities and obligations of Seller under any financing commitment (other than vendor agreements and lease agreements) made or issued by Seller prior to the Effective Date; and

            (l) any liabilities relating to any actions, suits, proceedings, claims or investigations by any governmental agency or official relating to the Business or the conduct of the Business prior to the Closing.

         3.3 NONASSIGNABLE CONTRACTS AND AUTHORIZATIONS. To the extent that the assignment of any contract or any license, permit, approval or qualification issued or to be issued by any government or agency or instrumentality thereof relating to the Business or the Purchased Assets, including, without limitation, the Licenses and Permits, to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Seller shall use its best commercial efforts, and Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such contract, license, permit, approval or qualification and the Licenses and Permits, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

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                                   ARTICLE 4.
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

         4.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER. Parent and Seller each represents and warrants to Purchaser as follows:

            4.1.1 CORPORATE ORGANIZATION AND STANDING. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate power and authority to own or lease its properties and to carry on its business as presently conducted. Seller is a corporation duly organized, validly existing and in good standing under the laws of Arizona and has all corporate power and authority to own or lease its properties and to carry on the business of the Business as presently conducted. Seller has delivered to Purchaser complete and correct copies of the Articles of Incorporation of Seller and by-laws of Seller. Seller is qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the nature of the Business as now being conducted by Seller or the property owned or leased by Seller for the benefit of the Business makes such qualification, licensing or registration necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 4.2(b) hereof).

            4.1.2 AUTHORIZATION. All corporate and other proceedings required to be taken on the part of Seller, including, without limitation, all action required to be taken by the directors or shareholders of Seller to authorize Seller to enter into and carry out this Agreement and to sell the Purchased Assets, have been, or prior to the Closing will be, duly and properly taken. Seller has full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

            4.1.3 NO CONFLICT. Except as set forth in SCHEDULE 4.1.3 attached hereto and made a part hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Seller is a party or by which it is bound or to which any of its assets is subject,
(ii) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws (or other charter documents) of Seller, or a default under or violation of any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or (iii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Seller is subject, and which, in each of clauses (i) and (ii) above, would have or could reasonably be expected to have a Material Adverse Effect.

            4.1.4 FINANCIAL STATEMENTS. Seller has delivered to Purchaser (i) unaudited balance sheets and statements of operations of Seller at and for the fiscal years ended December

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31, 2002, 2001 and 2000, and (ii) unaudited balance sheets and statements of operations of Seller at and for the seven-month period ended July 31, 2003 (the "Financial Statements"). To the best knowledge of Seller, the Financial Statements fairly present, in all material respects, the financial position and the results of operations of Seller at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject to normal recurring period-end adjustments. The Financial Statements reflect the consistent application of such accounting principles throughout the periods covered.

            4.1.5 INSURANCE.

            (a) SCHEDULE 4.1.5 attached hereto and made a part hereof accurately lists and describes the policies of insurance covering the assets and operations of the Business. All such policies are valid and subsisting and in full force and effect in accordance with their terms and are with reputable insurance carriers. All such policies provide full and adequate coverage for all normal risks incident to the Business and its properties and assets and are in character and amount generally equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Seller has not been denied insurance or suffered the cancellation of any insurance with respect to the Business in the past five years.

            (b) There are no outstanding claims under any insurance policy or default with respect to provisions in any such policy, which claim or default individually or in the aggregate would have a Material Adverse Effect.

            4.1.6 LITIGATION. Except as set forth in SCHEDULE 4.1.6 attached hereto and made a part hereof, there is no action, suit, proceeding, arbitration or investigation pending or threatened against Parent or Seller or the directors, officers, agents or employees of Parent or Seller with respect to the Business, and there are no orders, writs, injunctions or decrees currently in force against Parent or Seller or the directors, officers, agents or employees of Parent or Seller with respect to the conduct of the Business.

            4.1.7 LICENSES AND PERMITS; COMPLIANCE WITH LAWS.

            (a) Except as set forth in SCHEDULE 4.1.7(A) attached hereto and made a part hereof, Seller owns, holds or possesses in its own name all Licenses and Permits necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct the Business and its operations as presently conducted, except for such Licenses and Permits the absence of which would not have a Material Adverse Effect. Seller is not in violation of or default under any Licenses and Permits that could reasonably be expected individually or in the aggregate to have a Material Adverse Effect or which could reasonably be expected to interfere materially with the consummation of the transactions contemplated herein. SCHEDULE 4.1.7(A) hereto sets forth a complete and correct list of all material Licenses and Permits related to the Business, all of which are in full force and effect as of the date hereof.

            (b) Except as set forth in SCHEDULE 4.1.7(B) attached hereto and made a part hereof, with respect to the Business, Seller is, and has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets, except for events or circumstances where non-compliance

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could not reasonably be expected to result in a Material Adverse Effect. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirements, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which could reasonably be expected to result in a Material Adverse Effect. For the purposes of this Agreement, "Legal Requirement(s)" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute, judgment, or treaty.

            4.1.8 TAXES.

            (a) Definitions. For purposes of this Agreement:

                (i) The term "Tax" means any of the Taxes, and "Taxes" means (A) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local, or foreign government, and (B) any liability of Seller for the payment of any amount of any type described in clause (A) as a result of Seller being a transferee or a member of an affiliated or combined group prior to the Closing,

                (ii) "Tax Returns" means all returns, reports, statements, and forms required to be filed in respect of any Tax, and

                (iii) "Code" means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions;

            (b) Seller has paid or will pay when due or finally settled all Taxes relating to the Business or to the Purchased Assets that are or become due and payable for all periods up to and including the Effective Date. Seller has properly filed on a timely basis, or so will file, when due, all Returns relating to the Business or the Purchased Assets for all periods up to and including the Effective Date.

            (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets.

            (d) Seller is not a person other than a United States person within the meaning of the Code.

            (e) Seller's Federal Tax Identification Number is 86-0820606.

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            4.1.9 BROKERS; FINDERS. Parent and Seller have not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

            4.1.10 ABSENCE OF CERTAIN CHANGES. Since July 31, 2003, except as set forth in SCHEDULE 4.1.10 attached hereto and made a part hereof, Seller has conducted the Business in the ordinary course, and there has not occurred with respect to the Business:

                (i) any Material Adverse Effect;

                (ii) any payment, discharge or satisfaction of any liabilities or obligations (whether accrued, absolute, contingent or otherwise) in excess of Ten Thousand Dollars ($10,000), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations incurred in the ordinary course of business;

                (iii) except in the ordinary course of business, any assets (whether real, personal or mixed, tangible or intangible) becoming subject to any mortgage, pledge, lien, security interest, encumbrance, or restriction or charge of any kind;

                (iv) any cancellation or waiver of any claims or rights of value, or any sale, transfer, distribution or other disposal of any assets, except for sales of assets in the ordinary course of business, or disposal of any assets for any amount to affiliates of Seller;

                (v) any disposal or lapse of any rights in, to or for the use of any patent, trademark, trade name or copyright, or any disclosure to any person not an employee or other disposal of any customer lists used by the Business;

                (vi) except in the ordinary course of business, any increase in the base compensation or other payment to any director, officer or employee of the Business, whether now or hereafter payable or granted, or entry into or variation of the terms of any employment or incentive agreement with any such person or entry into or variation of the terms of any employment or incentive agreements with any such person;

                (vii) any capital expenditure or commitment for additions to property, plant or equipment, or lease agreement which exceeds Ten Thousand Dollars ($10,000) and which, if purchased, would be reflected in the property, plant or equipment accounts;

                (viii) any material change in any method of accounting or keeping its books of account or accounting practices;

                (ix) any damage, destruction or loss of any asset, whether or not covered by insurance, which exceeds Ten Thousand Dollars ($10,000);

                (x) except liabilities incurred in the ordinary course of business, any obligation or liability being incurred, including, without limitation, any liability for borrowed money or any liability for nonperformance or termination of any contract;

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                (xi) any event which would require in accordance with GAAP an increase in the reserve for bad debts set forth in the Financial Statements which in the aggregate exceeds Ten Thousand Dollars ($10,000);

                (xii) any dividend distributions or share repurchases; or

                (xiii) except in the ordinary course of business, any shareholder loans or any similar distributions to shareholders or equity holders.

            4.1.11 MATERIAL CONTRACTS. SCHEDULE 4.1.11 attached hereto and made a part hereof lists all of the Material Contracts (as hereinafter defined) to which Seller is a party and that relate to the Business. Seller has or will furnish to Purchaser true and correct copies of all Material Contracts prior to the Closing.

As used in this Agreement, "Material Contracts" means:

            (a) all leases or other agreements under which Seller is lessee of, or holds or operates, any furniture, fixtures, equipment, vehicle or other tangible personal property owned by a third party and used in the business of the Business and which entails annual payments, in the case of any such lease or agreement, in excess of Twenty Thousand Dollars ($20,000);

            (b) all contracts and agreements to which Seller is a party relating to the Business and which are:

                (i) outstanding contracts with the officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, sales agents or dealers of Seller relating to the Business, other than contracts which by their terms are cancelable by Seller with notice of not more than 30 days (except as required by any state laws) and without cancellation penalties or severance payments, in the case of any such contract, in excess of Twenty Thousand Dollars ($20,000),

                (ii) collective bargaining agreements of Seller which relate to the Business, or

                (iii) pension, profit-sharing, 401(k), bonus, severance, retirement, stock option or employee benefit plans or other similar plans or arrangements of Seller relating to the Business;

            (c) all mortgages, indentures, security agreements, pledges, notes, loan agreements, guarantees, asset-backed securities, interest rate, currency or credit swaps, interest rate caps, forward currency contracts, options or other derivatives, and other agreements or instruments relating to the borrowing of money or the hedging of interest rate, currency exchange or credit risk relating to the Business;

            (d) all uncompleted customer contracts relating to the Business and not priced in a manner generally consistent with Seller's customary practices;

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            (e) all outstanding contracts with customers or vendors of the
Business expected to result in payment to or by Seller in excess of Twenty Thousand Dollars ($20,000);

            (f) all licenses pursuant to which Seller is a licensee or a licensor and which relate to the Business, except for licenses for routine desktop software with a purchase price or license fee of $500 or less per user;

            (g) all partnership, joint venture, brokerage or business referral agreements relating to the Business;

            (h) any contracts or agreements for the acquisition or sale of any Accounts (by merger, purchase, securitization or sale of assets or otherwise); and

            (i) any servicing agreements.

All such Material Contracts are valid, binding, and enforceable in accordance with their terms against each party thereto and are in full force and effect, and Seller is not in material default thereunder. The documents relating to each Material Contract constitute the entire agreement of the parties with respect to the subject matter thereof and are enforceable in accordance with their terms. To the best knowledge of Seller, no material breach or default by any other party to any such Contract has occurred. Seller has not received notice, and is not otherwise aware, that any party to any such Material Contract intends to cancel, terminate or refuse to renew such Material Contract or to exercise or decline to exercise any option or rights thereunder.

            4.1.12 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 4.1.12 attached hereto and made a part hereof sets forth a complete and correct list of all of the Intellectual Property Rights. Except as set forth in SCHEDULE 4.1.12 hereto, Seller solely owns or has the exclusive right to use, free and clear of any lien or other encumbrance or restriction, all of the Intellectual Property Rights. Except as set forth in SCHEDULE 4.1.12 hereto, there is no claim or demand of any person pertaining to, or any proceeding pending or threatened, which challenges the exclusive rights of Seller in respect of (i) the Intellectual Property Rights, or (ii) the rights of Seller in respect of any trade secret owned or used by Seller in the conduct of the Business. None of the Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency. To the best knowledge of Seller, none of the Intellectual Property Rights held, owned or used by Seller is being infringed upon by others or used by others, whether or not such use constitutes infringement, or has been the subject of dispute, and whether or not resulting in litigation.

            4.1.13 NO CONSENT. Except as set forth in SCHEDULE 4.1.13 attached hereto and made a part hereof, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

            4.1.14 OWNERSHIP OF PURCHASED ASSETS; NO LIENS.

            (a) Except for Accounts that were previously included in a securitization or structured financing transaction listed on SCHEDULE 1.1(L), Seller has good and valid title to, or a valid and binding leasehold interest or license in, all of the Purchased Assets, free and clear of liens, claims, encumbrances and security interests. Seller is the sole and lawful owner of the Accounts and has good and marketable title to them. Except for Accounts that were previously included in a securitization or structured financing transaction listed on SCHEDULE 1.1(L), upon the closing hereunder, Purchaser shall receive good and marketable title to the Accounts free and clear of all security interests, liens, encumbrances and claims whatsoever.

            (b) SCHEDULE 4.1.14(B) attached hereto and made a part hereof sets forth a complete and correct list and description of all real property owned by Seller for the benefit of the Business and lists any lease pursuant to which Seller leases real property as lessee or lessor. Except as set forth in SCHEDULE 4.1.14(B) hereto, Seller has or will have at the Closing (a) good and valid title to all of the real property listed in SCHEDULE 4.1.14(B) hereto owned by it, and (b) valid leasehold interests in all real properties listed in SCHEDULE 4.1.14(B) hereto as leased by it, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than (i) those listed in SCHEDULE 4.1.14(B) hereto, (ii) liens not yet due and delinquent for current taxes, assessments or governmental charges, and (iii) those which do not, individually or in the aggregate, materially interfere with the use of the real properties or materially detract from their value. Seller enjoys peaceful and undisturbed possession under all of the Real Property Leases. The ownership or lease of real property by Seller or the use thereof, as presently used by the Business, does not violate any local zoning or similar land use laws or governmental regulations that could reasonably be expected to result in a Material Adverse Effect. Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the real property owned or leased by Seller for the benefit of the Business where such violation or noncompliance would have a Material Adverse Effect. There is no condemnation or, to the best knowledge of Seller, threatened condemnation affecting the real property owned or leased by Seller. Seller has delivered or will deliver to Purchaser prior to the Closing complete and correct copies of the Real Property Leases listed in SCHEDULE 4.1.14(B) hereto.

            (c) SCHEDULE 4.1.14(C) attached hereto and made a part hereof sets forth a complete and correct list of all personal property owned by Seller, except for (i) personal property with an original purchase price of $1,000 or less per item or (ii) equipment, other than Inventory, which is the subject of the Accounts, and SCHEDULE 1.1(K) hereto sets forth all material Personal Property Leases pursuant to which Seller leases personal property as lessee or lessor pertaining to the Business. Except as set forth in SCHEDULE 4.1.14(C) hereto, Seller has or will have at the Closing (a) good, valid and unencumbered title to all of its personal property listed in SCHEDULE 4.1.14(C) hereto as owned by it, including, without limitation, the personal property acquired after the date of this Agreement (except for the inventory and other assets sold or otherwise disposed of in accordance with the provisions of this Agreement), and
(b) valid leasehold interests in all Personal Property Leases listed in SCHEDULE 1.1(K) hereto as leased by it, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than (i) those listed in SCHEDULES 4.1.14(C) or 1.1(K) hereto,

(ii) payments for current taxes, assessments or governmental charges not yet due and delinquent, and (iii) those which do not, individually or in the aggregate, materially interfere with the use of the personal property or materially detract from its value. Seller enjoys peaceful and undisturbed possession under all Personal Property Leases. The personal property set forth in SCHEDULE 4.1.14(C) hereto constitutes all material personal property necessary in the operation of the Business as presently conducted. Except as set forth in SCHEDULE 4.1.14(C) hereto, the personal property is maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used. Seller shall deliver to Purchaser prior to the Closing complete and correct copies of the Personal Property Leases.

            4.1.15 EMPLOYEES BENEFIT PLANS; EMPLOYMENT AGREEMENT.

            (a) For purposes of this Section 4.1.15 and the Agreement:

                (i) "Plan" means (A) all employee benefit plans within the meaning of Section 3(3) of ERISA, including, but not limited to, multiple employer welfare arrangements (within the meaning of Section 3(40) of ERISA), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefits, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Section 120, 125, 127 or 129 of the Code. In the case of a Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c) (9) of the Code, each reference to such Plan shall include a reference to such trust or organization.

                (ii) An entity "maintains" a Plan if such entity sponsors, contributes to, or provides benefits under such Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Plan, or if such Plan provides benefits to or otherwise covers employees, former employees or directors of such entity (or their spouses, dependents, or beneficiaries).

                (iii) An entity is an "Affiliate" if it would have ever been considered a single employer with Seller under Section 4001(b) of ERISA or part of the same "controlled group" as Seller for purposes of Section 302(d)(8)(C) of ERISA.

            (b) SCHEDULE 4.1.15(B) attached hereto and made a part hereof sets forth a complete and correct list of all Plans currently maintained by Seller or any Affiliate.

            4.1.16 BOOKS AND RECORDS. The Books and Records of the Business are maintained with respect to the Purchased Assets in accordance with GAAP and consistent with prudent and responsible industry practices and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Purchased Assets and the Assumed Liabilities, and have been maintained in accordance with sound business practices. Seller has not (i) engaged in any transactions with respect to the Purchased Assets, (ii) maintained any bank account with respect to the Purchased Assets, or (iii) used any of the funds of Seller in connection with the Purchased Assets, except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Seller.

            4.1.17 OBLIGATIONS AND LIABILITIES OF PURCHASER. The purchase of the Purchased Assets by Purchaser shall not subject Purchaser to any of the obligations of Seller thereunder, other than (i) the Assumed Liabilities and
(ii) the duties and obligations of Seller to the Account Debtors under the terms of the Accounts and the laws applicable thereto, provided however that Purchaser shall have no obligation under the terms of the Accounts to make additional loans or advances or to lease other property to Account Debtors other than as disclosed on SCHEDULE 4.1.17.

            4.1.18 ENVIRONMENTAL MATTERS.

            (a) Seller is in compliance with all environmental laws applicable to the conduct of its business, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

            (b) Seller is not required to obtain any environmental permit under any environmental laws for the lawful operation of its business.

            (c) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, is pending, or to Seller's knowledge, threatened by any person against, Seller in connection with its business or the Purchased Assets, nor has any penalty been assessed against Seller for any alleged violation of an environmental law or liability thereunder.

            (d) There have been no releases, or threatened releases, of any hazardous substances relating to any equipment acquired by Seller in connection with the Purchased Assets in any case in such a way as to create any liability (including the costs of investigation or remediation) under any applicable environmental laws which could reasonably be expected to result in a Material Adverse Effect.

            (e) There exist no liens under environmental laws with respect to the Purchased Assets.

            4.1.19 CERTAIN AGREEMENTS. All of the Contracts, Material Contracts, Real Property Leases and Personal Property Leases (collectively, the "Commitments") are legal, valid and binding obligations of the Business enforceable (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally) against Seller; have been negotiated in good faith on an "arms length" transaction basis; are enforceable against the other parties in accordance with their respective terms. Except as listed on SCHEDULE 4.1.19 attached hereto and made a part hereof, all Material Contracts are fully assignable without the consent of any third party; and, except as listed on
SCHEDULE 4.1.19 hereto, Seller has no knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under the

Commitments, and has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any of the Commitments.

            4.1.20 APPROVALS, ETC. Except as provided in Section 3.3 hereof, and except for consents of lessors under Personal Property Leases, all consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Seller of this Agreement and the valid delivery of the Purchased Assets have been obtained or will be obtained prior to the Effective Date.

            4.1.21 POWERS OF ATTORNEY. Except as set forth in SCHEDULE 4.1.21 attached hereto and made a part hereof, there are no powers of attorney executed on behalf of Seller with respect to the Business.

            4.1.22 UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which are material to the Business taken as a whole, except (i) to the extent disclosed, reflected or reserved for on the Financial Statements, or not required in accordance with GAAP to be so disclosed, reflected or reserved, (ii) liabilities or obligations disclosed in SCHEDULE 4.1.22 attached hereto and made a part hereof and in the other Schedules hereto, (iii) liabilities or obligations disclosed in this Agreement, or (iv) liabilities or obligations arising in the ordinary course of business.

            4.1.23 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in SCHEDULE 4.1.23 attached hereto and made a part hereof, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller, acquisition of property by Seller, or the conduct of business by Seller as currently conducted or as proposed to be conducted by Seller.

            4.1.24 ACCOUNTS.

            (a) Enforceability.

                (i) Except as disclosed in SCHEDULE 4.1.24(A)(I), each Account and the related Account Documents are true and complete in all material respects, and constitute legal, valid, and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforcement may be limited by equitable principles limiting the right to specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally), and are in full force and effect; except as disclosed in SCHEDULE 4.1.24(A)(I), neither Seller nor any other party thereto is in default or delinquent on any payment under the terms of any Account or the related Account Documents, and neither Seller nor any other party thereto is in default in any material respect under the terms, other than payment, of any Account or the related Account Documents;

                (ii) except for originals of the Accounts and Account Documents held by SPEs in connection with the securitizations or structured financings listed on SCHEDULE 1.1(L), which are held by Wells Fargo Bank Minnesota, NA, and Chase, First Sierra Financial, Seller has delivered, or on the Closing Date will deliver, the originals of the Accounts and Account Documents, and such Account Documents are the only documents executed relating to the obligations of the Account Debtors and the Collateral;

                (iii) the Accounts contain or initially contained a fixed term;

                (iv) the Accounts and Account Documents conform with all applicable laws, rules and regulations in all material respects;

                (v) all signatures, names, addresses, amounts and descriptions of Collateral contained in the Accounts or Account Documents are genuine, true and accurate, and all other statements and facts contained in the Accounts or Account Documents are genuine, true and accurate in all material respects;

                (vi) the computation of all accrued income, fees, and other charges, if any, have been made in accordance with the terms of the respective Account;

                (vii) except as disclosed in SCHEDULE 4.1.24(A)(VI), no defenses, setoffs or counterclaims of any kind have been raised with respect to the Accounts and Account Documents and no suit or any legal action or proceeding, administrative, judicial or otherwise has been brought or threatened to be brought by or against Seller in connection therewith; the Account Documents for each Account provide that they are (A) not cancelable and (B) not subject to any defenses, setoffs or counterclaims of any kind; and the Accounts and Account Documents will not be subject to any valid defenses, setoffs or counterclaims of any kind;

                (viii) the Collateral has been delivered to the appropriate Account Debtor and has been unconditionally accepted by the Account Debtor and Seller has no knowledge that the Collateral is not in the actual possession of and being used by such Account Debtor in its business operations or that it is not in good operating condition; and

                (ix) except as listed on SCHEDULE 4.1.24(A)(VIII), no Account Debtor is the subject of any bankruptcy or insolvency proceeding.

            (b) Priority. Seller is the owner of the Collateral and the Collateral is not subject to any security interest or lien except for any lien held by the lender in the securitization or structured financing transactions listed on SCHEDULE 1.1(L).

            (c) Account Records; Information on Schedules. Seller's reports, ledger cards, and other records pertaining to the Accounts are accurate in all material respects; and all information contained on the Schedules attached to this Agreement, including, without limitation, information regarding the unpaid balances owing on the Accounts and the interest, rental and finance charge rates are accurate.

            (d) Payments on Accounts. No payments made on the Accounts were made or financed, directly or indirectly, by Seller or any of its affiliates or made by any guarantor of an Account Debtor's obligations.

            (e) Damage to Collateral. None of the Collateral has been repossessed by any party other than Seller or sold or substantially damaged without being repaired or in the process of being repaired, or adequately covered by enforceable casualty insurance.

            4.1.25 CREDIT STANDARDS AND RESERVES. Seller has delivered to Purchaser true and correct copies of the current policies of Seller with respect to the Accounts relating to credit approval review of customers (the "Credit Policies"). Except as disclosed in SCHEDULE 4.1.25, since July 31, 2003, Seller
(i) has not changed in any material respects the credit standards applied by it to its customers, (ii) has applied its policies with respect to accruals of provisions for credit losses in a manner consistent with prior practice, and
(iii) has not changed in any material respect its Credit Policies.

            4.1.26 INVENTORY. The Inventory as reflected in the financial statements for the period ended July 31, 2003 (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of the Business as heretofore conducted, in each case net of reserves provided therefor.

            4.1.27 LABOR MATTERS.

            (a) Except as set forth in SCHEDULE 4.1.27 attached hereto and made a part hereof, there are no (i) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to employees of the Business pending or threatened against or affecting the Business, (ii) grievance or arbitration proceedings arising out of collective bargaining agreements to which Seller is a party (other than informal grievances), (iii) unfair labor practice complaints pending or threatened against the Business, or (iv) collective bargaining agreements or other labor union contracts applicable to persons employed by the Business, and, to the best knowledge of Seller, there are no activities or proceedings of any labor union to organize any such employees.

            (b) Except to the extent set forth in SCHEDULE 4.1.27 hereto, Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

            4.1.28 ABANDONED PROPERTY. Seller has timely filed with the relevant state governmental authorities all reports and filings required to be given or made under the applicable laws of such states with respect to abandoned funds or property arising out of any Accounts included in the Purchased Assets.

            4.1.29 ACCURACY OF INFORMATION FURNISHED. No representation or warranty by Seller contained in this Agreement, the disclosure schedules, or in respect of the exhibits or other documents delivered to Purchaser by Seller and referred to herein, and no statement contained in any certificate furnished or to be furnished by or on behalf of Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is necessary to make the statements contained herein or therein not misleading. To the best knowledge of Seller, there is no fact which would or could reasonably be expected to have a Material Adverse Effect on the Business, which the Seller has not prior to or on the date hereof disclosed to Purchaser in writing. Any disclosure made with respect to one or more Schedules hereto shall be deemed to be a disclosure with respect to each other Schedule as to which such disclosure is relevant, provided that such relevance is reasonably apparent.

         4.2 DEFINITIONS.

            (a) For purposes of this Agreement, the term "to the best knowledge of Seller" or other term of similar import means the knowledge of any officer or employee listed on SCHEDULE 4.2(A) with primary responsibility for the matter in question, which knowledge such officer or employee actually has, at any time had, or should reasonably be expected to have in the ordinary course of the discharge of his responsibilities without having made any specific inquiry into the subject matter.

            (b) For purposes of this Agreement, "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the material adverse effect, is or is reasonably likely to be materially adverse to the Purchased Assets or the financial condition, prospects or results of operation of the Business, excluding the effects of changes to the extent arising from or related to (i) the United States or global economy or capital markets generally, or (ii) general changes in conditions in the industries in which Seller conducts business.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         5.1 REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Parent and Seller as follows:

            5.1.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York and has all corporate power and authority to execute and deliver this Agreement, to carry on the businesses in which it is engaged, to own and use the properties owned and used by it, to consummate the transactions contemplated hereby, and perform its obligations hereunder.

            5.1.2 AUTHORIZATION. All corporate and other proceedings required to be taken on the part of Purchaser, including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement and to purchase the Purchased Assets, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

            5.1.3 COMPLIANCE. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Article 8 hereof, will not:

            (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the articles of organization or by-laws of Purchaser, or any agreement, lease, mortgage, note, bond, indenture, license, guarantee or other document or undertaking, oral or written, to which Purchaser or any of its subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or

            (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.

            5.1.4 LITIGATION. There are no actions, suits, proceedings, arbitrations, or investigations pending or, to Purchaser's best knowledge, threatened which question the validity of this Agreement or any actions taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.

            5.1.5 BROKERS, FINDERS. Purchaser has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

            5.1.6 APPROVALS, ETC. All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

            5.1.7 FUNDS. Purchaser has sufficient funds to consummate this transaction and operate the Business.

                                   ARTICLE 6.
                            COVENANTS AND AGREEMENTS

      6.1 EMPLOYEE MATTERS.

            6.1.1 EMPLOYMENT STATUS.

            (a) On or before the Closing Date, Seller will notify all employees of the Business (the "Employees"), both salaried and hourly, of their respective termination dates, which in no event shall be later than December 8, 2003. Following the Closing Date, (i) Employees whose services are no longer required to transition the Business will be placed on paid leave for a period determined by Seller and Parent; (ii) Employees whose services are required by Purchaser to facilitate the transition of the Business will be made available to Purchaser by Seller until December 8, 2003; and (iii) Employees whose services are required by Seller or Parent to assist in certain clerical or administrative functions related to the transition of the Business will be provided access to the Business's facilities, provided that such employees do not interfere with Purchaser's operations. Purchaser may make offers of temporary or permanent employment to those Employees it chooses, at its discretion, to employ on terms and conditions acceptable to Purchaser and such employees. Those Employees who accept permanent employment shall be referred to herein as the "Transferred Employees". Purchaser's employment of those Employees who accept offers of employment, whether temporary or permanent, shall commence on the Closing Date; however, Purchaser understands that the Transferred Employees may also remain on Seller's or Parent's payroll until December 8, 2003. Notwithstanding anything to the contrary in this Section 6.1.1, any Employee accepting Purchaser's offer of employment, whether temporary or permanent, shall be considered to be employed "at will" and nothing shall be construed to limit the ability of Purchaser or any of its Affiliates to terminate any such Employee at any time for any reason, or to change their terms and conditions of employment, including, but not limited to, the levels of compensation and pension, welfare and/or fringe benefits plans, programs or arrangements in effect after the date of hire. Purchaser will pay to Seller an amount equal to thirty-percent (30%), provided, however, that in no event shall such amount exceed $300,000, of the aggregate severance costs incurred by Seller, subject to any reductions for Seller's employees that are hired by Purchaser, which amount will be paid by Purchaser to Seller at Closing with the balance of the Purchase Price pursuant to Section
2.2. Seller will determine and notify Purchaser of the aggregate severance costs to be incurred by Seller with respect to such terminated Employees as soon as reasonably possible on or after the Closing Date.

            (b) Seller shall not be responsible for wages, salaries and other employee benefits for Transferred Employees for service of such Transferred Employees with Purchaser after the Closing Date. Transferred Employees shall cease active participation in each Plan on the Closing Date and no additional benefits shall be accrued thereafter for such employees.

            (c) Seller will remain responsible for all benefits payable to Employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller's long-term disability program or who were receiving workers' compensation on such date. Seller shall be responsible for providing any Employee whose "qualifying event," within the meaning of Section 4980(f) of the Code, occurs prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980B(f)) with continuation of group health coverage required by Section 4980B(f) ("COBRA Coverage") under the terms of the applicable group health plan maintained by Seller and to the extent required by law.

            6.1.2 LIABILITY WITH RESPECT TO CERTAIN BENEFIT OBLIGATIONS. Seller shall retain all liability, responsibility and obligations under the Plans and arrangements set forth in SCHEDULE 4.1.15 hereto with respect to any amounts payable or benefits to be provided to any Employee, former employee or beneficiary thereof for payments, services, benefits, materials or supplies incurred, provided or received thereunder by any Employees, former employees or beneficiaries thereof prior to the Closing Date. Seller shall remain liable for all compensation and deferred compensation payments to any Employees, former employees, or beneficiaries incurred, provided or received prior to the Closing Date, whether pursuant to a Plan or other arrangements. For purposes of this Agreement, the following claims shall be deemed to be incurred, provided or received as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health, dental and/or prescription drugs benefits, upon provision of such services, materials or supplies, (iii) in the case of long-term disability benefits, the later of when the disability is determined to have occurred or when the employee ceases active employment as a result of the disability; and (iv) in the case of workers' compensation, when the event giving rise to such claim arises.

            6.1.3 REQUIRED DOCUMENTATION. In connection with the implementation of this Section 6.1, Seller and Purchaser shall cooperate in the preparation and filing of all documentation required to be filed with the Internal Revenue Service, the United States Department of Labor, or any other applicable governmental agency or authority.

      6.2 COMMERCIALLY REASONABLE EFFORTS TO CLOSE. During the period commencing on the date of the execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use commercially reasonable efforts to comply promptly with all requests or requirements, which applicable federal or state law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The commercially reasonable efforts of Purchaser and Seller shall include, without limitation, good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency.

      6.3 PRESS RELEASE; DISCLOSURES. Except as required by law, neither Parent or Seller, on the one hand, nor Purchaser, on the other hand, without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated hereby. Except as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made, either prior to or after the Closing, to any person unrelated to Parent, Seller, or Purchaser unless jointly approved by Parent or Seller and Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure. Notwithstanding the foregoing, Parent may disclose the existence and general terms of this Agreement in its periodic reports (including the filing of this Agreement), including reports on Form 8-K, 10-Q, 10-K and any registration statement filed by Parent with the Securities Exchange Commission under the Securities Act of 1933. Parent agrees to consult with Purchaser with respect to any disclosure of this Agreement in its Form 10-Q for the period ended September 30, 2003. Parent and Seller agree to cooperate with any confidentiality treatment request suggested by Purchaser.

      6.4 BOOKS AND RECORDS AND INFORMATION.

            6.4.1 INSPECTION OF DOCUMENTS. Purchaser agrees that all documents delivered to Purchaser by Parent or Seller pursuant to this Agreement and all documents of the Business (including, but not limited to, files, books and records) shall after the Closing be open for inspection by representatives of Parent or Seller at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 6.4.2 hereof and that Parent or Seller may during such period at its expense make such copies thereof as it may reasonably request. Parent and Seller agrees that all documents that are retained by Parent or Seller after the Closing Date and that are related to the Business (other than tax records of Seller) shall be open for inspection by representatives of Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 6.4.2 hereof and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

            6.4.2 DESTRUCTION OF DOCUMENTS. Without limiting the generality of
Section 6.4.1 hereof, for a period ending on the sixth anniversary of the Closing Date, neither Purchaser nor Parent or Seller shall destroy or give up possession of any item referred to in Section 6.4.1 hereof without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.

            6.4.3 ACCESS TO EMPLOYEES. Purchaser shall use reasonable efforts to afford Parent and Seller access to Employees who were previously employees of Seller, and remain in the employ of Purchaser or its affiliates, as Parent and Seller shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by Purchaser in connection with this Section 6.4.3 shall be paid or promptly reimbursed by Parent.

      6.5 TAX MATTERS.

            6.5.1 TAXES THROUGH EFFECTIVE DATE. Except for personal property taxes, gross receipts taxes payable by Seller and sales taxes payable by customers for which Purchaser assumes responsibility under Section 3.1(c), Seller shall be solely responsible for and shall indemnify and hold harmless Purchaser for all Taxes with respect to the Business for or pertaining to all periods up to and including the Effective Date, and Purchaser shall be responsible for and indemnify and hold harmless Seller for all Taxes with respect to the Business for or pertaining to all periods thereafter, except that any Taxes imposed upon the ownership of property on a particular date, or similar tax, shall be prorated over the period ending on the Effective Date and the period thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in
Section 11.4 hereof.

            6.5.2 COOPERATION AND EXCHANGE OF INFORMATION. Purchaser shall provide Seller with such cooperation and information as Seller reasonably may request with respect to the filing of any Return, amended Return or claim for refund, the determination of a liability for Taxes, or a right to refund of Taxes, or the conduct of any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which Purchaser may possess concerning the Business. Purchaser shall make its employees available to Seller on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, Purchaser shall not be required to prepare any documents or determine any information not required to be maintained pursuant to Section 6.4.2. Seller shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser in providing any Return, document or other written information, and shall reimburse Purchaser for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees available, upon receipt of reasonable documentation of such costs. Except as otherwise provided in Section 1.2(b) hereof, Purchaser shall retain all Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the period of time beginning on the Effective Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section 6.5.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

            6.5.3 ALLOCATION/TAX POSITION. Within 60 days after the Closing Date, Purchaser will provide to Seller copies of IRS Form 8594 and any required exhibits thereto with Purchaser's proposed allocation of the Purchase Price (together with any Assumed Liabilities). Within 30 days after the receipt of such proposed Purchase Price allocation, Seller will propose to Purchaser any changes to such proposed Purchase Price allocation (and in the event no such changes are proposed in writing to Purchaser within such time period, Seller will be deemed to have agreed to, and accepted, the proposed Purchase Price allocation). Purchaser and Seller will endeavor in good faith to resolve any differences with respect to the Purchase Price allocation within 15 days after Purchaser's receipt of written notice of objection from Seller. Without limiting the generality of the foregoing it is agreed by the parties that the portion of the Purchase Price allocated to goodwill shall not materially exceed ten percent (10%) of the Purchase Price.

      6.6 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS.

            (a) Parent and Seller agree that, as part of the consideration for the payment by Purchaser of the Purchase Price, for a period of five (5) years immediately following the Closing Date, neither Parent, Seller nor any of their divisions, subsidiaries or corporate affiliates will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in a business which provides equipment lease financing and rental of point of sale equipment within the United States to end-user customers pursuant to any vendor programs or leasing programs. Notwithstanding the foregoing, Parent will not be prohibited from (i) selling point of sale equipment to any unaffiliated party that engages in equipment lease financing and rental of point of sale equipment,
(ii) renting or leasing point of sale equipment to end-user customers seeking to rent or lease such equipment directly from Parent, provided that Parent must first refer such opportunity to Purchaser and may only enter into such a transaction (on substantially the same terms and conditions offered to Purchaser) if Purchaser elects not to pursue the opportunity, or (iii) merging with and into, selling all of its capital stock to, exchanging all of its capital stock for the capital stock of, selling substantially all of its assets to or otherwise entering into a transaction pursuant to which Parent is, or substantially all of Parent's assets are, acquired by a person or entity which, prior to such transaction, is not an affiliate of Parent and which then has, or in the future may have, an interest in or otherwise engages, or in the future may engage, in the business activities otherwise prohibited by this Section 6.6. The prohibitions applicable to Parent under this Section 6.6 automatically will cease to be effective upon the consummation of a transaction described in
Section 6.6(a)(ii) and such prohibitions will not be binding upon the person or entity, or affiliate or subsidiary thereof, that acquires Parent or Parent's assets pursuant to such transaction.

            (b) Parent and Seller agree that for a period of one (1) year following the Closing Date neither Parent, Seller nor any of their related or affiliated entities will induce any of the Transferred Employees to terminate his or her relationship with Purchaser. Notwithstanding anything to the contrary in the foregoing, Purchaser agrees that Parent may offer employment to Seller's President, provided that such employment shall not interfere with transitional responsibilities of such employee, if any.

            (c) Parent and Seller, on the one hand, and Purchaser, on the other hand, acknowledge that the restrictions on their activities under Sections 6.6(a) and (b) hereof, as applicable, are necessary for the reasonable protection of the other party and constitute a material inducement to the other party's entering into and performing this Agreement. The parties further acknowledge, stipulate and agree that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to the non-breaching party for which there will be no adequate remedy at law and the parties further agree that in the event of any breach of said obligations and agreements, the non-breaching party and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.

            (d) If any of the covenants set forth in this Section 6.6 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable.

      6.7 OFFICE LEASES. SCHEDULE 6.7 attached hereto and made a part hereof sets forth a schedule of leases for sales offices or other office, storage or other space leased by Seller (each an "Office Lease") and setting forth, in reasonable detail, the total annual rent, utilities and other charges payable on each Office Lease and any termination fees or charges, including costs of restoration, to which any landlord or owner of such leased space is entitled from Seller (the "Office Lease Schedule").

      6.8 TRUST FUNDS; COLLECTIONS. Seller shall, after the Closing Date, hold in trust for Purchaser all sums received by Seller on any Account to which Purchaser is entitled pursuant to this Agreement and shall immediately upon receipt thereof, pay over such sums to Purchaser. Seller agrees that Purchaser may endorse in Purchaser's name all remittances received and all notes or other instruments (if any) evidencing obligations under the Accounts. Without limiting the generality of the foregoing, it is understood that for up to sixty (60) days after the Closing Date, Purchaser may use the Seller's bank accounts not otherwise transferable pursuant to Section 1.1(j) for the receipt of remittances from Accounts and Seller agrees to promptly pay over such remittances to Purchaser. Purchaser agrees to reimburse Seller for any ACH rejections during such time period.

      6.9 LETTER TO ACCOUNT DEBTORS. On or after the Closing Date, Seller shall, upon request of Purchaser, sign a letter, in a form reasonably satisfactory to Purchaser, addressed to each Account Debtor which notifies the Account Debtor that the Account has been sold to Purchaser and instructs such Account Debtor to make all payments due after a specified date to Purchaser.

      6.10 INSURANCE OBLIGATIONS. Seller or an affiliate of Seller will maintain in effect until midnight on the Closing Date all casualty, credit and liability insurance policies (or comparable replacement policies) it currently has on the Purchased Assets, as applicable.

      6.11 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to any restrictions contained in any applicable confidentiality agreements between the parties, Seller shall (and shall cause its subsidiaries to) (i) afford to the officers, employees, agents, attorneys, accountants and other representatives of Purchaser reasonable access during reasonable hours, during the period after the execution and delivery of this Agreement and prior to the Closing Date, to the properties, premises, books, contracts, commitments, records and computer systems of Seller, and (ii) during such period, Seller shall furnish promptly to the Purchaser all information concerning the business, properties and personnel of Seller as Purchaser may reasonably request, and Seller shall make available to Purchaser the appropriate individuals (including officers, employees, agents, attorneys, accountants and other representatives and professionals) for discussion of Seller's business, properties and personnel as Purchaser may reasonably request. Such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated September 4, 2003 (the "Confidentiality Agreement"), between Seller and Purchaser.

                                   ARTICLE 7.
                       CONDUCT OF BUSINESS PENDING CLOSING

      7.1 CONDUCT OF BUSINESS PENDING CLOSING. Seller agrees that, during the period between the date of this Agreement and the Closing Date, Seller shall conduct the Business in a manner materially consistent with past practices of Seller, and Seller shall not engage in any practice, take any action, or enter into any transaction out of the ordinary course of business consistent with past practice and custom. Furthermore, Seller covenants and agrees that, except as may otherwise be required under this Agreement or with the prior written consent of Purchaser, after the date of this Agreement and prior to the Closing
Date:

            (a) Seller shall continue to service the Accounts until the Closing Date in substantially the same manner as they were serviced prior to the date of this Agreement and shall promptly notify Purchaser of any material event which relates to the Accounts and occurs prior to the Closing Date, including events of default thereunder known to Seller, which would have or reasonably could be expected to have a Material Adverse Effect;

            (b) Seller shall not, and shall cause its affiliates not to, take the following actions with respect to any Account, without the prior written consent of Purchaser:

                  (i) enter into any loan or lease with any potential or existing customer that is, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000);

                  (ii) reduce the interest or finance charge rate or rental payments on any Account with an aggregate value greater than Ten Thousand Dollars ($10,000);

                  (iii) release any Collateral which secures such Account, it such Account has an aggregate value greater than Ten Thousand Dollars ($10,000);

                  (iv) release or modify the obligations of any guarantor of the Account Debtor's obligations on any Account with an aggregate value greater than Ten Thousand Dollars ($10,000); or

                  (v) agree to waive any default thereunder in excess of Ten Thousand Dollars ($10,000).

            (c) Seller shall not take the following actions with respect to the Business and the Purchased Assets:

                  (i) sell, securitize or dispose of any Purchased Assets;

                  (ii) acquire or lease any Purchased Assets, except in the ordinary course of business;

                  (iii) incur or assume any long-term or short-term debt, except for borrowings under existing lines of credit in the ordinary course of business;

                  (iv) voluntarily permit to be incurred any lien or encumbrance on any of the Purchased Assets;

                  (v) materially change any of the accounting policies, practices and methods used by Seller, unless required by GAAP or applicable law;

                  (vi) increase the rate of compensation for any of the employees of the Business, except for increases in the ordinary course of business and consistent with customary practices, or otherwise enter into or alter any employment, consulting, or service agreement respecting the Business;

                  (vii) commence, enter into, or alter any profit sharing, 401(k) deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for the Employees;

                  (viii) incur or permit to be incurred any obligation or other liabilities, or make or commit to any capital expenditure, in excess of Ten Thousand Dollars ($10,000);

                  (ix) make any dividend distributions or share repurchases;

                  (x) except in the ordinary course of business, make any shareholder loans or any similar distributions to shareholders or other equity holders; or

                  (xi) authorize or enter into an agreement to do any of the foregoing.

      7.2 NO SOLICITATION. Parent and Seller agree that through and including October 10, 2003, Parent and Seller shall not, without the prior written consent of Purchaser, directly or indirectly, through any officer, director, employee, representative, agent or advisor of Parent, Seller or any of their subsidiaries, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Seller or any subsidiaries of Seller that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal").

      For purposes of this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Purchaser or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of Seller, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of Seller or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Seller and securities of the entity surviving any merger or business combination including any of Seller's subsidiaries) of Seller, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of Seller in good faith) equal to more than 25% of the fair market value of all the assets of Seller and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Seller, other than the transactions contemplated by this Agreement.

                                   ARTICLE 8.
                    CLOSING DATE; CONDITIONS AND TRANSACTIONS

      8.1 CLOSING DATE AND PLACE. The consummation of the sale and purchase of the Business contemplated by this Agreement (the "Closing") will take place at the offices of Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119, at such date and time as may be mutually agreeable to the parties hereto, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 8.2 and 8.3, and in no event later than October 14, 2003 (the "Closing Date"). The parties hereto agree that the Closing may be effected by facsimile.

      8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are subject to the fulfillment by Parent and/or Seller, as the case may be, prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser:

            8.2.1 NO INJUNCTIVE PROCEEDINGS. No preliminary or permanent injunction or other order (including a temporary restraining order), or the threat thereof, of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

            8.2.2 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except (i) for each of the representations and warranties of Parent and Seller contained herein that are limited by materiality, which shall be true and correct in all respects as of the Closing Date, and (ii) that no representation or warranty of Parent or Seller shall be deemed to be untrue or incorrect by reason of any transaction that conforms to the requirements of Article 7 hereof.

            8.2.3 PERFORMANCE OF AGREEMENTS, INSTRUMENTS OF TRANSFER. Parent and/or Seller shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Parent and/or Seller pursuant to the terms hereof on or prior to the Closing Date, and Parent and/or Seller shall have tendered to Purchaser the documents, instruments and certificates required by Article 10 hereof.

            8.2.4 MATERIAL CHANGES. There shall not have been any Material Adverse Effect from the date hereof to the Closing Date.

            8.2.5 COMPLIANCE CERTIFICATE. Parent and/or Seller shall have delivered to Purchaser its certificate, dated the Closing Date, executed on its behalf by its duly authorized representative, as to the fulfillment of the conditions set forth in Sections 8.2.2, 8.2.3 and 8.2.4 hereof.

            8.2.6 OPINION OF COUNSEL. Purchaser shall have received the opinion of Snell & Wilmer L.L.P. counsel for Seller, in the form set forth in SCHEDULE
8.2.6 attached hereto and made a part hereof.

            8.2.7 CONSENTS, ETC. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary to the transfer and assignment of the Purchased

Assets in connection with the consummation of the Closing shall have been obtained and be in full force and effect.

            8.2.8 NAME CHANGE. Seller shall have reserved and shall have prepared for filing on the Closing Date a change of name certificate to effect the change of the name of Seller to a name, in the opinion of Purchaser, dissimilar to "Golden Eagle Leasing".

            8.2.9 REPAYMENT OF DEBT. Seller shall have paid, at or prior to Closing, all amounts outstanding under any of Seller's outstanding credit facilities, bank loans, notes or other obligations for borrowed money, and in each instance Seller shall deliver at Closing evidence satisfactory to counsel for Purchaser that such outstanding amounts have been paid and all credit facilities, bank loans, and applicable notes have been cancelled.

            8.2.10 NO SHAREHOLDER LOANS. Any and all shareholder loans made by Seller shall have been repaid at or prior to Closing.

            8.2.11 LIQUIDATION OF SUBSIDIARIES. All subsidiaries of Seller shall have been liquidated or merged into Seller so that it owns all their assets at Closing.

      8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the fulfillment by Purchaser prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

            8.3.1 NO INJUNCTIVE PROCEEDINGS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

            8.3.2 PAYMENT. Purchaser shall have delivered to Seller the payment provided for in Section 2.1 hereof.

            8.3.3 REPRESENTATIONS AND WARRANTIES. Except as otherwise contemplated by this Agreement, all representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

            8.3.4 PERFORMANCE OF AGREEMENTS, INSTRUMENTS OF TRANSFER. Purchaser shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Purchaser on or prior to the Closing Date and shall have tendered to Seller the documents, instruments and certificates required by Article 10 hereof.

            8.3.5 COMPLIANCE CERTIFICATE. Purchaser shall have delivered to Seller its certificate, dated the Closing Date, executed on its behalf by its President or a Vice President, as to the fulfillment of the conditions set forth in Sections 8.3.3 and 8.3.4 hereof.

            8.3.6 CONSENTS, ETC. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the Closing shall have been obtained and be in full force and effect.

                                   ARTICLE 9.
                                   TERMINATION

      9.1 NON-COMPLIANCE WITH AND TERMINATION OF THIS AGREEMENT.

            (a) Each of the parties hereto agrees to use commercially reasonable efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including, without limitation, compliance with the requirements of Section 6.2 hereof.

            (b) This Agreement may be terminated at any time prior to the Closing without any liability of either party to the other:

                  (i) by the mutual agreement of Parent, Seller and Purchaser, provided, such termination is set forth in writing executed by all the parties;

                  (ii) by Purchaser, if any of the conditions specified in
Section 8.2 hereof shall not have been met by October 14, 2003 and shall not have been waived in writing by Purchaser, unless the failure to meet such conditions result primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement; or

                  (iii) by Parent and Seller, if any of the conditions set forth in Section 8.3 hereof shall not have been met by October 14, 2003 and shall not have been waived in writing by Parent and Seller, unless the failure to meet such conditions result primarily from Parent and/or Seller breaching any representation, warranty, or covenant contained in this Agreement.

                                  ARTICLE 10.
                                CLOSING DOCUMENTS

      10.1 SELLER'S OBLIGATIONS. On the Closing Date, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets and shall execute and/or deliver to Purchaser all of the following:

            10.1.1 RESOLUTIONS. Copies of resolutions of Seller certified by the Secretary or an Assistant Secretary of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            10.1.2 BILL OF SALE. A warranty bill of sale, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Purchased Assets free and clear of liens, claims, encumbrances and security interests in accordance with this Agreement.

            10.1.3 ASSIGNMENTS. Assignments of the Intellectual Property Rights, Accounts Receivable, Contracts, Personal Property Leases, Real Property Leases, and Licenses and Permits, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, and all consents which Seller is able to obtain therefore, or permitted alternate arrangements with respect thereto, such consents to be in form and substance reasonably satisfactory to counsel for Purchaser.

            10.1.4 ACCOUNTS AND ACCOUNT DOCUMENTS.

            (a) All original copies (except for the executed copy retained by the Account Debtor) of all notes, chattel paper, other evidences of indebtedness, security agreements, conditional sale contracts, financing leases, mortgages, deeds of trust, certificates of title, and other evidences or documents of ownership, guarantees, recourse agreements and all other security and other instruments or documents of every kind evidencing or representing the Accounts, Account Documents and Collateral, or, with respect to such original documents representing the Accounts, Account Documents and Collateral held by SPEs in connection with the securitizations or structured financings listed on
Schedule 1.1(l), evidence from the trustee for each SPE satisfactory to counsel for Purchaser stating that such trustee has possession of such original documents and acknowledging that all right, title and interest of Seller in such SPE has been transferred to Purchaser; and

            (b) With respect to each Account which is a financing lease, evidence of Seller's ownership of property leased pursuant to such financing lease.

            10.1.5 BOOKS AND RECORDS. Except as otherwise provided in Section 1.2(b) hereof, all books and records of the Business.

            10.1.6 COMPLIANCE CERTIFICATE; MATERIAL CHANGES. The certificates required by Section 8.2.5 hereof.

            10.1.7 OPINION OF COUNSEL. The opinion of counsel for Seller required by Section 8.2.6 hereof.

            10.1.8 NAME CHANGE CERTIFICATE. The name change certificates to be filed by Seller immediately after Closing as required by Section 8.2.8 hereof.

            10.1.9 REPAYMENT OF DEBT. Evidence that the outstanding debts that Seller is required by Section 8.2.9 to repay have been paid and all applicable Notes have been cancelled.

      10.2 PURCHASER'S OBLIGATIONS. At the Closing, Purchaser shall deliver to Seller the following:

            10.2.1 RESOLUTIONS. Copies of resolutions of Purchaser certified by the Secretary or an Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


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
            10.2.2 ASSUMPTION AGREEMENT. An assignment and assumption agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to counsel for Seller, sufficient to effect the assumption by Purchaser of the Assumed Liabilities.

            10.2.3 PAYMENT. Funds in the amounts and payable as set forth in
Section 2.1 hereof and all other payments required to be made by Purchaser on or prior to the Closing Date pursuant to the provisions of this Agreement.

            10.2.4 COMPLIANCE CERTIFICATE. The certificate required by Section
8.3.5 hereof.

      10.3 JOINT OBLIGATIONS. The parties will deliver each to the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.

                                  ARTICLE 11.
                                 INDEMNIFICATION

      11.1 INDEMNIFICATION BY PARENT AND SELLER. Subject to the limits set forth in this Article 11, Parent and Seller, jointly and severally, agree to indemnify, defend and hold Purchaser and each of Purchaser's shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons are hereinafter collectively referred to as "Purchaser's Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys' fees) (collectively "Losses") that Purchaser's Indemnified Persons may suffer, sustain, incur or become subject to, arising out of or due to: (a) any inaccuracy of any representation of Parent and/or Seller in this Agreement; (b) the material breach of any warranty of Parent and/or Seller in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Parent and/or Seller under this Agreement; (d) any noncompliance by Parent and/or Seller with bulk sales laws or similar laws which may be applicable to the sale or transfer of the Purchased Assets; or (e) any Excluded Liability. Parent and Seller shall have no liability for indemnification or otherwise with respect to claims under this Section 11.1 or otherwise related to this transaction until the total of all Losses with respect to such matters, net of any reduction pursuant to Section 11.5, exceeds Four Hundred Fifty Thousand Dollars ($450,000) and then only for the amount by which such Losses, net of any reduction pursuant to Section 11.5, exceed Four Hundred Fifty Thousand Dollars ($450,000), and do not exceed, in the aggregate, an amount equal to the amount of gross receivables of the Accounts as set forth on Seller's September 30, 2003 balance sheet, a copy of which Seller shall deliver to Purchaser at the Closing or as soon as practicable thereafter.

      11.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify, defend and hold Parent and Seller and their affiliates, officers, directors, employees, agents, successors and assigns (Parent, Seller and such persons are hereinafter collectively referred to as "Seller's Indemnified Persons"), harmless from and against any and all Losses that Seller's Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of Purchaser in this Agreement; (b) the material breach of any warranty of Purchaser in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement, including but not limited to, the discharge of the Assumed Liabilities; (d) the ownership, operation or control of the Business


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
after the Effective Date; (e) Purchaser's obligations under the Real Property Leases; or (f) any Assumed Liabilities.

      11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The several representations and warranties of the parties contained in this Agreement or in any document delivered pursuant hereto and the parties' right to indemnity in accordance with this Article 11 shall survive the Closing Date and shall remain in full force and effect thereafter for a period of eighteen (18) months after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such eighteen (18) month period in accordance with Section 11.4 hereof after which eighteen (18) month period they shall terminate and be of no further force or effect. Notwithstanding the foregoing, Purchaser may give notice of, and make a claim relating to, and shall be indemnified in connection with: (i) the breach of the representations and warranties contained in Sections 4.1.8 and 4.1.15 hereof, at any time prior to sixty (60) days after the expiration of the appropriate statute of limitations and any extensions thereof; (ii) any breach of the representations and warranties contained in Section 4.1.18 hereof for a period of three (3) years after the Closing Date after which three (3) year period such representation and warranty shall terminate and be of no further force or effect; and (iii) any breach of the representations and warranties contained in Section 4.1.2 hereof and the first sentence of Section 4.1.14(a) hereof, at any time.

      11.4 NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event that either party asserts is an indemnifiable event pursuant to Sections 11.1 or 11.2 hereof, the party seeking indemnification (the "Indemnitee") shall deliver an Officer's Certificate to the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim, or (b) the commencement of any action or proceeding by a third person, the Indemnitee will give the Indemnitor written notice of such claim or the commencement of such action or proceeding within fifteen (15) days of Indemnitee's becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue. If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, or does not respond, the Indemnitee shall be free to pursue in good faith, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law at the Indemnitor's expense. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate in a non-controlling manner and at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement that the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the

Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.

      For the purposes of this Agreement, "Officer's Certificate" shall mean a certificate signed by any officer of Indemnitee (i) stating that Indemnitee paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant, bulk transfer tax or Excluded Liability, as applicable.

      11.5 REDUCTION FOR INSURANCE. The amount which the Indemnitor is required to pay to, for, or on behalf of the Indemnitee pursuant to this Article 11 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If the Indemnitee shall have received, or if the Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

                                  ARTICLE 12.
                                  MISCELLANEOUS

      12.1 EXPENSES. Except as otherwise set forth in this Agreement, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement. Notwithstanding the foregoing, a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation, all legal expenses and costs), which recovery shall be subject to, and recoverable in accordance with, Section 11.1 or Section 11.2, as applicable.

      12.2 NOTICES. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         (a)      If to Parent or Seller at:
                  Hypercom Corporation
                  2851 West Kathleen Road
                  Phoenix, Arizona 85053
                  Attention:        John W. Smolak
                                    Executive Vice President and Chief
                                    Financial and Administrative Officer

                                    -and-

                                    Douglas J. Reich
                                    Vice President
                                    General Counsel

         with a copy to:

                  Snell & Wilmer L.L.P.
                  One Arizona Center
                  400 East Van Buren Street
                  Phoenix, Arizona 85004

                  Attention:        Steven D. Pidgeon

         (b)      If to Purchaser at:
                  Northern Leasing Systems Inc.
                  132 West 31st Street
                  14th Floor
                  New York, NY 10001
                  Attention:        Jay Cohen
                                    President

                  with a copy to:
                  Milberg Weiss Bershad Hynes & Lerach LLP
                  1 Pennsylvania Plaza

                  New York, NY 10119
                  Attention:        Arnold N. Bressler

      (c) All Notices shall be deemed delivered when actually received if personally delivered or five days after having been placed in the mail, addressed in accordance with Sections 12.2(a) or (b) hereof, as the case may be. Each of the parties shall hereafter notify the other in accordance with this
Section 12.2 of any change of address or party to which notice is required to be mailed.

      12.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

      12.5 HEADINGS. The headings contained in this Agreement and in the schedules hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      12.6 ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned, whether by operation of law or otherwise, without the prior written consent of the other party. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Notwithstanding the foregoing, Purchaser shall have (a) the absolute right to assign this Agreement to an affiliate, and (b) the right to assign, transfer or grant participation in all or any part of, or any interest in, its rights and benefits hereunder to any lender of Purchaser. Purchaser agrees to promptly notify Parent in writing of any such assignment.

      12.7 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York applicable to contracts made in that state, without giving effect to the conflict of laws principles thereof. The parties hereto consent to the jurisdiction of the State of New York and agree that the venue of any action or proceeding arising from this Agreement shall be venued in the State of New York.

      12.8 FURTHER ASSURANCES. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.

      12.9 NO THIRD PARTY RIGHTS. This Agreement is not intended and shall not be construed to create any rights in any parties other than Parent, Seller and Purchaser and no person shall have any rights as a third party beneficiary hereunder, including, without limitation, any rights with respect to the provisions of Section 6.1 hereof.

      12.10 WAIVER OF BULK SALES LAWS. Subject to the provisions of Section 11.1 hereof, the parties hereto waive compliance with the provisions of any applicable bulk sales laws.

      12.11 NON-WAIVER. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect.

      12.12 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

      12.13 INCORPORATION OF SCHEDULES. The schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its schedules as an entirety). In the event of any conflict between the provisions of this Agreement and any such schedule the provisions of this Agreement shall control.

      12.14 WAIVER OF JURY TRIAL. PARENT, SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

HYPERCOM CORPORATION ("PARENT")                 GOLDEN EAGLE LEASING, INC. ("SELLER")

By: /s/ John W. Smolak                          By: /s/ John W. Smolak
   -------------------                             -------------------

Title:Executive Vice President and              Title:Executive Vice President
      ----------------------------                    ------------------------
Chief Financial and Administrative Officer
------------------------------------------

NORTHERN LEASING SYSTEMS INC. ("PURCHASER")

By: /s/ Jay Cohen
   --------------

Title: President/CEO
      --------------


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